Exhibit 99.1
Lennox International appoints new controller
(DALLAS, July 10) — Lennox International announced the pending retirement of Dave Inman, vice president, controller, and chief accounting officer, and the appointment of Roy Rumbough, formerly vice president, corporate controller for Maytag Corporation, to assume Inman’s responsibilities. The transition will begin immediately with Inman serving in an advisory and support role through the end of this year, at which point he will retire from LII.
“Dave’s plans to accelerate his retirement are understandable given recent events involving personal family matters,” said Sue Carter, chief financial officer. “We are especially grateful he has planned to assist Roy during the transition of his responsibilities. Roy brings a number of excellent qualifications and deep experience to his new position, but he and LII will undoubtedly benefit greatly from Dave’s support through the end of this year.”
Rumbough was most recently vice president, corporate controller of Maytag Corporation, a position he held since June, 2002. His 17-year career at Maytag included internal audit, financial planning and analysis, and business unit controller roles. Prior to his career at Maytag, Rumbough was a senior auditor with Deloitte and Touche. He received his BA in Accounting from North Carolina State University, and his MBA from the Kellogg School of Management, Northwestern University. “Roy has extensive financial leadership experience in appliance manufacturing, acquisitions, and international operations, all of which will serve us extremely well in his new position,” Carter said.
Inman’s long and successful career at LII spanned 28 years, during which he was appointed to financial leadership positions of increasing responsibility. He was appointed vice president, controller for Lennox International in 2001.
“While we will certainly miss working with Dave, we welcome Roy’s expertise and look forward to his guidance and leadership in the years ahead,” Carter said.
Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: www.lennoxinternational.com or by contacting Karen O’Shea, vice president, communications and public relations, at 972-497-5172.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.